Exhibit 10.2

F.N.B. CORPORATION
Time-Based
Restricted Stock Unit Award Agreement

This Time-Based Restricted Stock Unit Award Agreement (“Agreement”) is made effective as of the close of the New York Stock Exchange on April 2, 2018, between F.N.B. Corporation (“F.N.B.”), a Pennsylvania corporation, and _____________________________ (the “Participant”). Any term capitalized herein but not defined will have the meaning set forth in the Plan (defined below) or in the attached Schedule.

I.    Grant Date: April 2, 2018

II.    Participant: ______________________________

III.    Grant Information

Grant Amount	_____ Restricted Stock Units
Vesting Period:	April 2, 2018 to March 31, 2021
Vesting Date	April 1, 2021
Source of Restricted Stock Units:	F.N.B. Corporation 2007 Incentive Compensation Plan (Amended and Restated Effective May 20, 2015), as amended (the “Plan”)

This Agreement includes this cover page (“Agreement Cover Page”) and the following Schedule, which is expressly incorporated by reference in its entirety herein:
Schedule 1 – General Terms and Conditions

IN WITNESS WHEREOF, and intending to be legally bound hereby, the parties hereto have executed this Agreement as of the Grant Date.

F.N.B. CORPORATION __________________________ Name: Vincent J. Delie, Jr. Title: Chairman, President and C.E.O.	PARTICIPANT ___________________________________ Name:

SCHEDULE 1
GENERAL TERMS AND CONDITIONS
Time-Based Restricted Stock Unit Award Agreement
Preamble
This Agreement is between the Participant and F.N.B. and sets forth the terms and conditions of the grant of Restricted Stock Units to the Participant. The grant of the Restricted Stock Units was made by the Compensation Committee of the F.N.B. Board of Directors (the “Committee”) pursuant to the terms of the Plan, subject to this Agreement becoming effective on the Grant Date specified on the Agreement Cover Page (“Grant Date”).
The terms of the Plan are incorporated herein by reference, including the definitions of terms contained in the Plan. Any inconsistency between this Agreement and the terms and conditions of the Plan will be resolved in accordance with the Plan including, in particular, Article 2 of the Plan which, in relevant part, provides the Committee with sole discretion to construe and interpret the Plan and this Agreement. Unless otherwise specified herein or the context indicates differently, all references in this Agreement to “F.N.B.” shall mean F.N.B. or its Affiliates.
RECITALS
WHEREAS, the Agreement Cover Page, Preamble, Recitals to this Agreement and accompanying Schedule are incorporated into and made part of this Agreement; and
WHEREAS, the Participant has accepted the Grant Amount of Restricted Stock Units and agrees to the terms and conditions stated below.
NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and intending to be legally bound hereby, each party covenants and agrees as follows:
Section 1. Grant of Restricted Stock Units. Subject to the terms and conditions of the Plan and this Agreement, F.N.B., pursuant to the Plan, hereby confirms the grant to the Participant, on the Grant Date, denominated as the Grant Amount of Restricted Stock Units specified on the Agreement Cover Page. These Restricted Stock Units are notional units of measurement denominated in shares of F.N.B. common stock (“Stock”) (i.e., one Restricted Stock Unit is equivalent to one share of Stock). The Restricted Stock Units represent an unfunded, unsecured right to receive Stock (and Dividend Equivalent payments pursuant to Section 3(c) hereof) in the future if the conditions set forth in this Agreement and the Plan are satisfied, and no breach under Section 6 occurs.
Section 2.  Committee Discretion. Consistent with the authority set forth in Article 2 of the Plan, the Committee shall have the authority to make equitable adjustments to the Grant Amount or other equitable adjustments as the Committee may deem appropriate in the exercise of their discretion in recognition of certain events affecting F.N.B., or the financial statements of F.N.B., in response to changes in applicable laws, accounting pronouncements or regulations, or to account for items of gain, loss, or expense determined to be extraordinary, uncommon or unusual in nature or infrequent in occurrence, or related to the divestiture of assets or a business segment or an affiliate or related to a change in accounting principles, or other events or transactions comparable to the foregoing. To the extent applicable, the Committee intends on exercising the foregoing discretion consistent with Code Section 162(m).
Section 3. Vesting, Forfeiture and Payment Conditions.

(a)
Vesting and Forfeiture. The Participant’s right to the Grant Amount (together with all Dividend Equivalents (as that term is described in Section 3(c) herein)) shall vest on the Vesting Date, and Stock represented (on a one-for-one basis) by the Restricted Stock Units and all Dividend Equivalents with respect to such Restricted Stock Units shall be distributed to Participant on the Vesting Date (or as soon as administratively practicable thereafter but in no event later than thirty (30) calendar days following such date in accordance with Section 3(d) hereof), and will become freely transferable, provided, the Participant has been continuously in Service[1] with F.N.B. from the Grant Date through the earlier of the Vesting Date (as specified on the Agreement Cover Page and hereinafter referred to as the “Vesting Period”), or as provided in the Accelerated Vesting Table Section 3(b).

(b)
Termination of Employment; Forfeiture or Acceleration of Restricted Stock Units. Upon the effective date of the termination of Participant’s Service before the Vesting Date, or upon a breach of Section 6 herein, the Restricted Stock Units shall immediately be forfeited without consideration or future action being required of F.N.B. Notwithstanding the foregoing, the Restricted Stock Units shall be subject to accelerated vesting upon the occurrence of events and subject to the terms described in the following “Accelerated Vesting Table”, provided that the Participant has remained continuously in Service through the Accelerated Vesting Event:

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1 For purposes of this Agreement, “continuously in Service” means that the Participant’s employment service with F.N.B. is not interrupted or terminated, except, for the avoidance of doubt, approved leaves of absence consistent with F.N.B. policy shall not be deemed to be a break in Service. The Participant’s continuous Service shall not be deemed to have terminated merely because of a change in the capacity in which the Participant renders Service to F.N.B. as an employee or a change in the Affiliate entity for which the Participant renders such Service, provided that there is no interruption or termination of the Participant’s continuous Service; and provided further that if any grant is subject to Section 409A of the Internal Revenue Code (the “Code”), this footnote shall only be given effect to the extent consistent with Section 409A of the Code.

Accelerated Vesting Table

Accelerated Vesting Event	Vested Amount	Vesting Date
1. Death	100% vesting of the Grant Amount	Participant’s date of death
2. Normal Retirement occurring in calendar year other than the year of the Grant Date	100% vesting of the Grant Amount	Participant’s retirement date
3. Normal Retirement occurring in same calendar year as the year of the Grant Date	Pro-rated vesting[2] of the Grant Amount	Participant’s retirement date
4. Early Retirement	Pro-rated vesting[2] of the Grant Amount	Participant’s retirement date
5. Disability	100% vesting of the Grant Amount	The date upon which Participant becomes a Disabled Participant
6. Change in Control of F.N.B. Corporation	100% vesting of the Grant Amount	The date of the Change in Control or the date of termination of Service[3]
7. Bank Sale	100% vesting of the Grant Amount	The date of completion of the Bank Sale or the date of termination of Service[4]
8. Non-Bank Sale	Pro-rated vesting[2] of the Grant Amount	The date of completion of the Non-Bank Sale or the date of termination of Service[5]

2 The prorata vesting shall be determined by multiplying the Grant Amount by a fraction, the numerator of which is the number of full months the Participant worked during the Vesting Period before the occurrence of the Accelerated Vesting Event, and the denominator representing the total number of full months in the Vesting Period.
3 For purposes of this Agreement, the termination of the Participant’s Service from F.N.B. or Affiliate without “Cause” following execution of a definitive agreement contemplating a Change in Control of F.N.B., but prior to the consummation date of the Change in Control of F.N.B. Corporation, shall immediately result in full vesting at the Grant Amount.
4 For purposes of this Agreement, a “Bank Sale” is defined as the sale of more than 25% of the voting securities to, or the merger or consolidation of, First National Bank of Pennsylvania (the “Bank”) with a non-affiliate entity prior to the Vesting Date, provided the Participant is employed by Bank on the date of the Bank Sale. Further, for purposes of this Agreement, the termination of the Participant’s Service from the Bank without “Cause” following execution of a definitive agreement contemplating a Change in Control of the Bank, but prior to the consummation date of the Change in Control of the Bank, shall immediately result in full vesting at the Grant Amount.
5 For purposes of this Agreement, a “Non-Bank Sale” is defined as the sale of a non-Bank Affiliate to a non-Affiliate entity prior to the Vesting Date, provided the Participant is employed by the non-Bank affiliate on the date of the non-Bank Sale. Further, for purposes of this Agreement, the termination of the Participant’s Service from a non-Bank Affiliate without “Cause” following execution of a definitive agreement contemplating a Change in Control of the non-Bank Affiliate, but prior to the consummation date of the Change in Control of the non-Bank Affiliate, shall immediately result in prorata vesting of the Grant Amount.

(c)
Dividend Equivalents. Any dividend paid, whether in cash or otherwise, on the shares of Stock between the Grant Date and the Vesting Date is to be converted into additional Restricted Stock Units and paid to Participant in accordance with Section 3(d) herein, subject to the vesting requirements described herein, and upon vesting, shall be distributed to Participant in accordance with Section 2(d) herein. Any Restricted Stock Units resulting from the conversion of these dividend amounts (“Dividend Equivalents”) will be considered Restricted Stock Units for purposes of this Agreement and will be subject to all the terms, conditions and restrictions set forth herein. Each Dividend Equivalent shall be rounded to the nearest whole Dividend Equivalent.

(d)
Payment of Vested Restricted Stock Units/Enrollment of Stock in DRP. Within thirty (30) calendar days following the Vesting Date, all Restricted Stock Units and Dividend Equivalents vested under Section 3 hereof, shall be enrolled (on a one for one basis) in the Participant’s name in the F.N.B. Dividend Reinvestment and Direct Stock Purchase Plan (“DRP”) in shares of Stock. In the event of an accelerated vesting under Section 3 of this Agreement, the calculation of each prorata Restricted Stock Unit shall be rounded to the nearest whole Restricted Stock Unit. After enrollment, the Participant shall be entitled to exercise all rights to the unrestricted Stock resulting from the vesting of the Restricted Stock Units and Dividend Equivalents, including the right to withdraw such Stock from the DRP, in accordance with the terms of the DRP. On the Vesting Date, F.N.B. shall withhold a number of shares of Stock from the unrestricted Stock to be distributed sufficient to satisfy all or a portion of the tax withholding requirements related to the vesting of the Restricted Stock Units and Dividend Equivalents.

(e)
No Right of Service. Nothing in this Agreement shall confer upon the Participant any right to continue in the Service of F.N.B. or interfere in any way with the right of F.N.B. to terminate the Participant’s Service at any time or to change the terms and conditions of such Service.

(f)
Restrictions on Transfer. The Restricted Stock Units may not be sold, assigned, transferred, encumbered, hypothecated or pledged by the Participant, other than to F.N.B. as a result of forfeiture of the Restricted Stock Units as provided herein and by beneficiary designation, will or by laws of descent and distribution upon the Participant’s death.

(g)
Compliance with Laws and Regulations. The grant of Restricted Stock Units evidenced hereby shall be subject to all applicable federal and state laws, rules, and regulations and to such approvals by any government or regulatory agency as may be required. F.N.B. shall not be required to issue or deliver any certificates or to make book entries in the records of F.N.B. or its transfer agent for Restricted Stock Units or Stock corresponding to the Restricted Stock Units prior to (i) the listing of such Stock on any stock exchange on which the Stock may then be listed and (ii) the effectiveness of any registration statement with respect to such Stock that counsel for F.N.B. deems necessary or appropriate.

(h)
No Voting Rights. The Restricted Stock Units granted pursuant to this Agreement, whether or not vested, will not confer any voting rights upon the Participant, unless and until the Restricted Stock Units (including the Dividend Equivalents) are paid to Participant in shares of Stock.

Section 4. Special Rules Applicable to Restricted Stock Units that Become Subject to Code Section 409A. For the avoidance of doubt, Section 12.19 of the Plan shall apply to the terms of this Agreement, where applicable.
Section 5. Clawback. The shares of Stock payable in respect of any amount vested or unvested under this Agreement shall be subject to recovery by F.N.B. in the circumstances and manner provided in the F.N.B. Corporation Compensation Recoupment Policy (“Recoupment Policy”) or any related policy that may be subsequently adopted or implemented by F.N.B. and in effect from time to time after the date hereof, and the Participant shall effectuate any such clawback recovery at such time and in such manner as F.N.B. may specify.
Section 6. Confidential Information and Communications / Non-Solicitation.

(a)
From and after the Grant Date of this Agreement, Participant agrees to keep confidential and not use, or otherwise appropriate, for Participant’s own benefit, or directly or indirectly divulge to any third party, Confidential Information (as defined below) of F.N.B. Confidential Information shall include, without limitation, all information not generally known to the public, unless such information becomes public knowledge due to (i) Participant acting in his or her self-interest or Participant’s negligence; or (ii) action by Participant that is not authorized by F.N.B. (e.g., financial data, marketing plans, strategies, customer information and employee information, whether in documentary or electronic form, whether past, present or prospective). The prohibitions against the use and disclosure of Confidential Information are in addition to all rights and remedies which are available to F.N.B. under applicable federal and state law to prevent the use or disclosure of trade secrets and other confidential information. The enforcement by F.N.B. of its rights and remedies under this Agreement shall not be a waiver of any other rights or remedies which F.N.B. may possess absent this Agreement.

(b)
Subject to applicable law, F.N.B. and Participant agree that the terms and conditions of this Agreement shall be confidential and shall not be disclosed or discussed by the parties with any person other than the parties’ attorneys or other person whose knowledge of the terms of this Agreement is necessary for accounting, tax or other related purposes or for purposes of F.N.B.’s business operations.

(c)
Subject to applicable law, from and after the Grant Date, Participant agrees not to make any oral or written communication or comment to impugn or otherwise disparage the competency, integrity, ethics or qualifications of F.N.B., including its Affiliates, directors, officers and employees. Subject to applicable law, F.N.B. agrees to maintain reasonable policies to restrict its directors and officers from making any false oral or written communication or comments meant to impugn or otherwise disparage Participant, except when truthfully responding to routine requests for information regarding Participant.

(d)
From the Grant Date through the Vesting Date, unless forfeited earlier, the Participant shall not in any way, directly or indirectly, for the purpose of selling any product or service that competes with a product or service which was offered by F.N.B. during Participant’s employment, solicit, divert, or entice any current or potential customer or existing business of F.N.B.’s with whom Participant solicited, or with whom Participant had business communications, or transacted business with or on behalf of F.N.B. during Participant’s tenure with F.N.B. and Participant shall not initiate any contact or communication of any kind whatsoever, for the purpose of inviting, encouraging or requesting any account relationship to transfer its business from F.N.B. or to otherwise discontinue its patronage and business relationship with F.N.B. Participant shall not employ or assist another employer besides F.N.B. in employing anyone who is an employee of F.N.B. except as required under Participant’s duties.

(e)
Should Participant breach Section 6 of this Agreement, Participant agrees to immediately forfeit all Restricted Stock Units and Dividend Equivalents subject to a risk of forfeiture and such Participant shall make F.N.B. whole for damages suffered by F.N.B. by reason of any such breach or hindrance, including F.N.B. requiring the forfeiture of any previously vested Restricted Stock Units or Dividend Equivalents.

(f)
Should the terms of this Section 6 conflict with any other valid non-solicitation, disparagement, non-compete, or other restrictive covenant contained under an employment, consulting or other written agreement, the restrictive covenant provisions of such employment, consulting or other written agreement shall be deemed to supersede the terms of this Section 6. A breach of any of the foregoing restrictive covenants contemplated in this Section 6 or that supersede this Section 6 shall be treated as a breach and forfeiture under this Section 6. The invalidity of one non-solicitation agreement or restrictive covenant agreement, based on lack of adequate consideration or otherwise, shall not impact this or any other non-solicitation agreement or provision.

(g)
Participant acknowledges that nothing in this Agreement shall be construed to: (i) prohibit Participant from making reports of possible violations of federal law or regulation to any governmental agency or entity in accordance with the provisions of and rules promulgated under Section 21F of the Securities Exchange Act of 1934 or Section 806 of the Sarbanes-Oxley Act of 2002, or of any other whistleblower protection provisions of state or federal law or regulation; or (ii) require notification or prior approval by F.N.B. of any reporting described by clause (i), provided that such reporting is done in the most confidential manner provided by law.

(h)	This Section 6 shall survive termination of this Agreement.
Section 7. Delivery of Documents. By accepting the terms of this Agreement, the Participant consents to the electronic delivery of documents related to Participant’s current or future participation in the Plan (including the Plan documents; this Agreement; any other prospectus or other documents describing the terms and conditions of the Plan and this grant; and F.N.B.’s then-most recent annual report to stockholders, annual report on Form 10-K and definitive proxy statement), and Participant acknowledges that such electronic delivery may be made by F.N.B., in its sole discretion, by one or more of the following methods: (i) the posting of such documents on F.N.B.’s intranet website; (ii) the delivery of such documents via the F.N.B. Corporation website, including being maintained by F.N.B. within third party software programs or applications; or (iii) delivery via electronic mail, by attaching such documents to such electronic email and/or including a link to such documents on an F.N.B. intranet website or F.N.B. Corporation internet website accessible by Participant. Notwithstanding the foregoing, Participant also acknowledges that F.N.B. may, in its sole discretion (and as an alternative to, or in addition to, electronic delivery), deliver a paper copy of any such documents to Participant. Participant further acknowledges that

Participant may receive from F.N.B. a paper copy of any documents distributed electronically at no cost to Participant by contacting F.N.B. in writing to the address specified in Section 8 herein.
Section 8. Notices. Any notice hereunder to F.N.B. shall be addressed to it at its office, F.N.B. Corporation, One FNB Blvd., Hermitage, Pennsylvania 16148, c/o Compensation and Benefits Accounting Department, and any notice hereunder to the Participant shall be addressed to the Participant at the Participant’s address provided to F.N.B. from time to time, subject to the right of either party to designate at any time hereafter in writing some other address.
Section 9. Entire Agreement and Amendment. This Agreement is the entire Agreement between the parties to it with respect to the Restricted Stock Units, and all prior oral and written representations are merged in this Agreement, provided that any written employment and restrictive covenant agreement to which Participant is subject shall remain in full force and effect, except where the terms of this Agreement directly conflict. This Agreement may be amended, modified or terminated only by written agreement between the Participant and F.N.B., provided, that F.N.B. may amend this Agreement without further action by the Participant to correct a scrivener’s error or if such amendment is deemed by F.N.B. to be advisable or necessary to comply with Section 409A of the Code.
Section 10. Waiver. The failure of F.N.B. to enforce at any time any provision of this Agreement shall in no way be construed to be a waiver of such provision or of any other provision hereof.
Section 11. Construction and Dispute Resolution. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, without giving effect to principles of conflict of laws. All headings in this Agreement have been inserted solely for convenience of reference only, are not to be considered a part of this Agreement, and shall not affect the interpretation of any of the provisions of this Agreement. In the event of any dispute or claim relating to or arising out of this Agreement, including, but not limited to a dispute as to whether the dispute is subject to arbitration, the Participant and F.N.B. agree that all such disputes shall be fully and finally resolved to the fullest extent permitted by law, by binding arbitration conducted by the American Arbitration Association (“AAA”) in Allegheny County, Pennsylvania in accordance with the AAA’s National Rules for the Resolution of Employment Disputes, including, but not limited to, the rules and procedures applicable to the selection of arbitrators. The Participant acknowledges that by accepting this arbitration provision he/she is expressly waiving any right to a jury trial in the event of a covered dispute. Punitive and consequential damages shall not be permitted as an award and each party shall bear the fees and expenses of its own counsel and expert witnesses. The arbitrator may, but is not required, to order that the prevailing party shall be entitled to recover from the losing party its attorneys’ fees and costs incurred in any arbitration arising out of this Agreement. F.N.B. and the Participant agree to abide completely by the binding decisions of the arbitrator and to keep the outcome of such resolution strictly confidential.
Section 12. Binding Effect. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, successors and permitted assigns.

Section 13. Assignment and Transfers. The Participant may not assign, encumber or transfer any of his or her rights and interests in the Grant Amount described in this document, except, in the event of the Participant’s death, by will or the laws of descent and distribution.
Section 14. No Limitation on F.N.B.’s Rights. The awarding of Restricted Stock Units shall not in any way affect F.N.B.’s right or power to make adjustments, reclassifications or changes in its capital or business structure or to merge, consolidate, reincorporate, dissolve, liquidate or sell or transfer all or any part of its business or assets.
Section 15. Change in Control. To the extent necessary to comply with Code Section 409A, a Change in Control shall not be deemed to have occurred for purposes of this Agreement unless such event qualifies as a “change in control event” within the meaning of Code Section 409A.

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